Exhibit 10.15

SECOND LEASE AMENDMENT AGREEMENT

THIS LEASE AMENDMENT AGREEMENT dated the 13th day of February, 2015

BETWEEN:

MORGUARD PERFORMANCE COURT LIMITED

a company incorporated under the laws of the Province of Ontario

(the “Landlord”)

AND:

SHOPIFY INC.

a company incorporated under the laws of Canada

(the “Tenant”)

WHEREAS:

A.	By a lease dated the 28th day of February, 2014, the Landlord leased to the Tenant for and during a term of 11 years in respect of Floors 6, 7, 8 and 9, and 10 years and 6 months in respect of Floors 10 and 11, in each case expiring on the 31st day of December, 2025, certain premises as more particularly described in the said lease, located at 150 Elgin Street, in the City of Ottawa, in the Province of Ontario.

B.	By a lease amendment agreement dated the 25th day of August, 2014 certain terms of the said lease were amended as more particularly set out therein (the said lease and lease amendment agreement hereinafter collectively called the “Lease”).

C.	Capitalized terms used in this agreement have the same meanings as are respectively ascribed thereto in the Lease, except as herein otherwise expressly provided.

D.	The parties hereto desire to amend certain provisions of the Lease:

NOW THEREFORE THIS LEASE AMENDMENT AGREEMENT WITNESSES that in consideration of the sum of $10.00 now paid by each party hereto to the other (the receipt and sufficiency whereof is hereby acknowledged), the parties hereto covenant and agree that the Lease be and the same is hereby amended effective the 1st day of January, 2017 (the “Effective Date”) as follows:

1.	Item 2. Of the Term Sheet is hereby deleted and the following is substituted therefor:

“2. TENANT:	SHOPIFY INC.

ADDRESS:		TELEPHONE:	613-241-2828

800 - 150 Elgin Street
Ottawa, Ontario K2P 1L4

Attention: Chief Financial Officer

TENANT’S HEAD OFFICE:

800 - 150 Elgin Street Ottawa, Ontario K2P 1L4

Attention: Chief Financial Officer”

2.	Item 4. LEASED PREMISES of the Term Sheet is hereby deleted and the following is substituted therefor:

“4.	LEASED PREMISES:

A.	January 1, 2015 to June 30, 2015 – Floors 6, 7, 8 and 9 (the “Initial Premises”).

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B.	July 1, 2015 to December 31, 2016 – Floors 6, 7, 8, 9, 10 and 11 (the “Final Premises”). Floors 10 and 11 shall be known as the “Additional Premises. For clarity, the Final Premises are comprised of the Initial Premises and the Additional Premises.

C.	January 1, 2017 to December 31, 2026 – Floors 6, 7, 8, 9, 10, 11, 12 and 13 (the “Floors 6 – 13 Premises”). Floors 12 and 13 shall be known as the “Floors 12 – 13 Premises. For clarity, the Floors 6 – 13 Premises are comprised of the Initial Premises, the Additional Premises and the Floors 12 – 13 Premises.”

Attached as Schedule A to this Lease is a plan of the Project showing the Initial Premises, the Additional Premises and the Floors 12 – 13 Premises which collectively form the Leased Premises.”

3. Item 5. RENTABLE AREA OF LEASED PREMISES of the Term Sheet is hereby deleted and the following is substituted therefor:

“5.	RENTABLE AREA OF LEASED PREMISES

A.	January 1, 2015 to June 30, 2015 – Floors 6, 7, 8 and 9 (Initial Premises)

72,150 square feet subject to adjustment in accordance with the definition of Rentable Area and Section 4.08. The Rentable Area of the Initial Premises shall be calculated in accordance with the BOMA ANSI standards ANSI Z651.1-1996.

B.	July 1, 2015 to December 31, 2016 – Floors 6, 7, 8, 9, 10 and 11 (Final Premises)

104,984 square feet subject to adjustment in accordance with the definition of Rentable Area and Section 4.08. The Rentable Area of the Final Premises shall be calculated in accordance with the BOMA ANSI standards ANSI Z651.1-1996.

The approximate Rentable Area of the Additional Premises is 32,834 square feet.

C.	January 1, 2017 to December 31, 2026 – Floors 6, 7, 8, 9, 10, 11, 12 and 13 (Floors 6 – 13 Premises)

137,818 square feet subject to adjustment in accordance with the definition of Rentable Area and Section 4.08. The Rentable Area of the Floors 6 – 13 Premises shall be calculated in accordance with the BOMA ANSI standards ANSI Z651.1-1996.

The approximate Rentable Area of the Floors 12 – 13 Premises is 32,834 square feet.

The Initial Premises, Final Premises and Floors 12 – 13 Premises collectively to be known as the “Leased Premises.”

4. Item 7. TERM of the Term Sheet is hereby deleted and the following is substituted therefor:

“7.	TERM:

A.	Floors 6, 7, 8 and 9 (Initial Premises)

TERM:	12 years, 0 months, 0 days

(a)	FIRST DAY OF TERM: (“Initial Premises Commencement Date”)	January 1, 2015

(b)	LAST DAY OF TERM:	December 31, 2026

B.	Floors 10 and 11 (Additional Premises)

TERM:	11 years, 6 months, 0 days

(a)	FIRST DAY OF TERM: (“Additional Premises Commencement Date”)	July 1, 2015

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(b)	LAST DAY OF TERM:	December 31, 2026

C.	Floors 12 and 13 (Floors 12 – 13 Premises)

TERM:	10 years, 0 months, 0 days

(a)	FIRST DAY OF TERM:	January 1, 2017
(“Floors 12 – 13 Premises Commencement Date”)

(b)	LAST DAY OF TERM:	December 31, 2026”

5. Item 8. BASIC RENT of the Term Sheet is hereby deleted and the following is substituted therefor:

“8.	BASIC RENT

Period	Annual Basic Rent Per Square Foot of Rentable Area	Annual Basic Rent	Monthly Installment
January 1, 2015 to June 30, 2015	$25.00	$1,803,750.00	$150,312.50
July 1, 2015 to December 31, 2016	$25.00	$2,624,600.00	$218,716.67
January 1, 2017 to December 31, 2018	$26.00	$3,583,268.00	$298,605.67
January 1, 2019 to December 31, 2019	$26.50	$3,652,177.00	$304,348.08
January 1, 2020 to December 31, 2020	$27.00	$3,721,086.00	$310,090.50
January 1, 2021 to December 31, 2021	$27.50	$3,789,995.00	$315,832.92
January 1, 2022 to December 31, 2022	$28.00	$3,858,904.00	$321,575.33
January 1, 2023 to December 31, 2023	$28.50	$3,927,813.00	$327,317.75
January 1, 2024 to December 31, 2025	$30.00	$4,134,540.00	$344,545.00
January 1, 2026 to December 31, 2026	$32.00	$4,410,176.00	$367,514.67”

6. Item 12. of the Term Sheet is hereby deleted and the following is substituted therefor:

“12. Additional Covenants, Agreements and Conditions (if any) listed here are more particularly set out in Schedule E.

1.	Landlord’s Base Building Work
2.	Fixturing Period
3.	Letter of Credit
4.	Tenant’s Inducement
5.	HVAC Service outside Business Hours
6.	Storage Space
7.	Parking
8.	Right of First Offer for Space
9.	Option to Extend
10.	Prohibited Uses
11.	Restoration
12.	Space Planning
13.	Tenant Emergency Power
14.	Building Signage
15.	Access to Leased Premises
16.	Rent Free Period - Initial Premises
17.	Rent Free Period - Additional Premises
18.	Internal Staircases
19.	Kitchen
20.	Fibre Optic Lines

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21.	LEED Requirements
22.	Right of First Refusal on Signage
23.	Reasonableness
24.	Access (Floors 12 – 13 Premises)
25.	Tenant’s Work and Tenant Inducement (Floors 12 – 13 Premises)
26.	Credits for Landlord’s Work (Floors 12 – 13 Premises)
27.	Location of Exterior Building Sign”

7. SCHEDULE A is hereby amended by adding pages A-7 and A-8, copies of which are attached hereto, immediately following page A-6.

8. SCHEDULE E is hereby amended by deleting Section 7. Parking and Section 14. Building Signage, and substituting the following therefor:

“7.	Parking

(a) Final Premises

The Tenant, its officers, directors and employees (provided that the Tenant shall first notify or confirm in writing to the Landlord or parking operator that any individual officer, director or employee is entitled to use of a parking stall pursuant to this Lease) shall have the right to lease up to one (1) unreserved parking stall for every 2,250 square feet of Rentable Area of the Final Premises leased, in the underground parking garage of the Building commencing on the date the Tenant commences its business operations in the Initial Premises, and the date the Tenant commences its business operations in the Additional Premises, as the case may be, and thereafter throughout the Term and any extensions or renewals thereof at the prevailing monthly market rental rate, which for the first sixty (60) months of the Term (and for any period prior to the commencement of the Term) shall not exceed $275.00 per unreserved parking stall per month plus applicable Sales Taxes, and which rental rate may thereafter be adjusted by the Landlord or the Landlord’s parking operator from time to time to no more than market rates for similar parking spaces in similar buildings. The Tenant will advise the Landlord of the number of unreserved parking stalls it requires within two (2) months after the Tenant commences its business operations in the Initial Premises and the Additional Premises, as the case may be, and any stalls which the Tenant does not require within the foregoing requirement of one (1) unreserved parking stall for every 2,250 square feet of Rentable Area of the Final Premises leased, may be leased by the Landlord to other parties on a month-to-month basis. However, on 60 days’ prior written notice, the Tenant and its officers, directors and employees, as the case may be, may re-lease any parking stalls not previously required (subject to the Tenant’s maximum allotment), provided that the Tenant shall first notify or confirm in writing to the Landlord or parking operator that any individual officer, director or employee is entitled to use of a parking stall pursuant to this Lease.

Notwithstanding anything to the contrary, up to five of the Tenant’s parking allotment of the Final Premises may, at the request of the Tenant, be reserved parking stalls.

If required by the Landlord or the Landlord’s parking operator, the Tenant’s parking user shall enter into the Landlord’s standard parking agreement (subject to such amendments as may be reasonably requested) with respect to any parking stalls leased by the Tenant or its officers, directors and employees, as the case may be, in the underground parking garage of the Building, provided that the Tenant shall first notify or confirm in writing to the Landlord or parking operator that any individual officer, director or employee is entitled to use of a parking stall pursuant to this Lease.

The Tenant shall, upon providing prior reasonable notice to the Landlord and payment of the then prevailing monthly market rental rate per unreserved parking stall per month (not to exceed $275.00 per parking stall), be entitled to the use of between 10 and 15 parking stalls during Rent Free Period while constructing.

(b) Floors 12 – 13 Premises

The Tenant, its officers, directors and employees (provided that the Tenant shall first notify or confirm in writing to the Landlord or parking operator that any individual officer, director or employee is entitled to use of a parking stall pursuant to this Lease) shall have the right to lease up to one (1) unreserved parking stall for every 3,000 square feet of Rentable Area of the Floors 12 – 13 Premises leased, in the underground parking garage of the Building commencing on the Floors 12 – 13 Commencement Date, and

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thereafter throughout the Term and any extensions or renewals thereof at the prevailing monthly market rental rate, which for thirty six (36) months following the Floors 12 – 13 Commencement Date (and for any period prior to the Floors 12 – 13 Commencement Date) shall not exceed $275.00 per unreserved parking stall per month plus applicable Sales Taxes, and which rental rate may thereafter be adjusted by the Landlord or the Landlord’s parking operator from time to time to no more than market rates for similar parking spaces in similar buildings. The Tenant will advise the Landlord of the number of unreserved parking stalls it requires within two (2) months after the Tenant commences its business operations in the Floors 12 – 13 Premises, and any stalls which the Tenant does not require within the foregoing requirement of one (1) unreserved parking stall for every 3,000 square feet of Rentable Area of the Floors 12 – 13 Premises leased, may be leased by the Landlord to other parties on a month-to-month basis. However, on 60 days’ prior written notice, the Tenant and its officers, directors and employees, as the case may be, may re-lease any parking stalls not previously required (subject to the Tenant’s maximum allotment), provided that the Tenant shall first notify or confirm in writing to the Landlord or parking operator that any individual officer, director or employee is entitled to use of a parking stall pursuant to this Lease.

If required by the Landlord or the Landlord’s parking operator, the Tenant’s parking user shall enter into the Landlord’s standard parking agreement (subject to such amendments as may be reasonably requested) with respect to any parking stalls leased by the Tenant or its officers, directors and employees, as the case may be, in the underground parking garage of the Building, provided that the Tenant shall first notify or confirm in writing to the Landlord or parking operator that any individual officer, director or employee is entitled to use of a parking stall pursuant to this Lease.

14.	Signage

Provided the Tenant is Shopify Inc. or a Permitted Transferee (or another Transferee that: (i) is an assignee of the whole of the Leased Premises, approved by the Landlord pursuant to the terms of this Lease; and (ii) the Landlord has determined, in its sole and unfettered discretion, can benefit from the below signage rights, subject to such terms and conditions as are determined by the Landlord in its sole and unfettered discretion) and is in actual, physical occupancy of at least two (2) full floors in the Building, then subject to the Landlord obtaining at its cost any required sign by-law variances from the City of Ottawa and any other municipal and governmental approvals required (which the Landlord shall use commercially reasonable efforts to obtain), the Landlord shall provide:

(1) one (1) exclusive sign, on which the Tenant is to be identified, to be located on a non- exclusive basis between the fifth (5th) and seventh (7th) floors on the facade of the side of the building fronting onto Laurier Avenue directly behind the low rise elevators as shown on Schedule I-1 and I-2 attached hereto (the “Laurier Exterior Signage”); and

(2) one (1) exclusive sign, on which the Tenant is to be identified, to be located on the top of the low-rise facade on the side of the building fronting Elgin Street approximately as shown on Schedule I-3 attached hereto (the “Exclusive Elgin Exterior Signage”).

The Tenant acknowledges and agrees that the Tenant shall be solely responsible for the reasonable costs incurred by the Landlord to provide to the Tenant the Laurier Exterior Signage, and the Elgin Exterior Signage and that the Landlord shall carry out all necessary work in connection therewith, but at the Tenant’s cost. The Tenant further acknowledges and agrees that, unless the Landlord is able to obtain any required sign by-law variances from the City of Ottawa and any other municipal and governmental approvals that are required (which the Landlord shall use commercially reasonable efforts to obtain), the Landlord shall have no obligation or responsibility under this Lease to provide the Laurier Exterior Signage or the Elgin Exterior Signage. The Landlord confirms that it has received preliminary approval from the City of Ottawa to the Laurier Exterior Signage. The Tenant acknowledges that the Exclusive Elgin Exterior Signage has not been approved by the City of Ottawa and will require a variance from the City of Ottawa and all other municipal and governmental approvals. Prior to submitting the variance application for the Exclusive Elgin Exterior Signage to the City Of Ottawa the Tenant shall review and approve the plans for the Exclusive Elgin Exterior Signage, including the final elevation.

The Tenant shall also be entitled, at its cost, to:

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(a) Building standard directory identification in the Tenant directory located within the ground floor lobby of the Building and suite identification in locations normally designated by the Landlord for tenants of the Building;

(b) interior lobby signage on the Building directory in the lobby of the Building, in common with all other tenants of the Building;

(c) non-exclusive identification signage on the exterior podium sign serving the Building, (to be located at the Elgin Street entrance to the Building), with the Tenant’s sign to be placed no higher than the fourth (4th) sign from the top of the podium and the size of the Tenant’s sign to be in proportion to that of all other signs on the podium;

(d) exclusive signage in the elevator lobby of all full floors leased by the Tenant and non-exclusive directional signage on any part floors leased by the Tenant;

(e) subject to the existing rights of existing tenants (being Canada Council for the Arts, KPMG and CIBC World Markets Inc.) as well as to rights granted to City of Ottawa Tourism and Morguard Corporation and their respective affiliates (“Existing Video Wall Rights”) and the existing master program schedule developed by Cineplex on behalf of the Landlord and tenants of the Building (the “Program Schedule”), shared non-exclusive representation during business hours on a multi-tenant electronic video-wall display (“Video Wall”) proposed to be constructed by the Landlord in the “winter garden” area of the ground floor of the Building (it being acknowledged that the Tenant’s representation on such electronic display during business hours shall at a minimum consist of having its name and logo displayed for a reasonable amount of time each day (having regard to the size of the Leased Premises relative to the size of the Building)); and

(f) subject to the Existing Video Wall Rights and the Program Schedule to be developed for the Video Wall by Cineplex on behalf of the Landlord and the tenants of the Building, shared non-exclusive access to the Video Wall during the hours of 5:00 pm and 12:00 am Monday to Friday for the purposes of programming provided by the Tenant at the cost of the Tenant, such as projecting details of the Tenant’s scheduled events at the Leased Premises, including location, date and time of such events (such as “Shopify Meetup, topic XYZ, take elevator to Shopify reception on floor X”).

All such signage in this Section 14 shall be subject to the Landlord’s reasonable approval as to design, size, installation and location and shall be installed at the Tenant’s sole cost and expense, except for the signage in the Tenant directory located within the ground floor lobby of the Building.

The Landlord shall be solely responsible to ensure that the operation of the Elgin Exterior Signage and the Laurier Exterior Signage complies fully with all applicable codes, laws, by-laws and other municipal and governmental requirements, to be at the sole cost and expense of the Tenant to be charged back to the Tenant as Additional Rent. The Landlord shall be responsible for the care and maintenance of the Elgin Exterior Signage and the Laurier Exterior Signage, and shall keep and maintain such signage in a first class condition in keeping with a class A office building, such care and maintenance to be at the sole cost and expense of the Tenant to be charged back to the Tenant as Additional Rent. The Tenant shall be required to remove all such signage at the expiration of the Term or earlier termination of this Lease at its sole cost and expense and the Tenant shall repair all damage to the Building caused by the installation and removal of all such signage at the Tenant’s sole cost and expense and in a good and workmanlike manner.

In addition to the signage outlined above and Sections 5.08, 5.09 and Section 22 of Schedule E, the Tenant shall be permitted to install an exterior building sign to be located on the facade of the Building facing Elgin Street in the location identified in the photo attached as Section 27 of Schedule E, it being understood that if the location identified in Section 27 of Schedule E is not viable then the Landlord agrees to work with the Tenant to find a suitable alternative location, subject to the Landlord’s technical non-financial assistance and providing approval of design, and subject to the rights of existing tenants in accordance with terms and conditions in this Lease. All costs associated with such sign shall be borne by the Tenant. Costs to include, but not be limited to, receiving confirmation from its structural engineers that the sign can be installed in the desired location, and obtaining at its cost any required sign by-law variances from the City of Ottawa and any other municipal and governmental approvals required plus utilities. Upon the expiration of this Lease the Tenant shall, at its sole cost

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and expense, remove all Building signage, repair or replace as may be required all damage caused by the installation or removal of the said signage, and return to a base building condition acceptable to the Landlord.”

9. SCHEDULE E is hereby amended by adding the following:

“24.	Access (Floors 12 – 13 Premises)

Provided the Tenant has delivered to the Landlord an insurance certificate evidencing fulfillment of the Tenant’s insurance requirements pursuant to the terms of this Lease, upon the earlier of: (i) execution of the lease amendment agreement dated the 23rd day of January, 2015 by all parties; and (ii) January 1st, 2016 the Tenant shall be permitted access to the Floors 12 – 13 Premises for the purpose of performing any improvements required by the Tenant and commencing its business operations in the Floors 12 – 13 Premises. All Tenant’s work shall be performed in accordance with the provisions of Article 7.00 of this Lease respecting alterations to the Leased Premises. The Tenant agrees that from the date on which the Tenant obtains access to the Floors 12 – 13 Premises to perform any Tenant’s work, all the provisions of this Lease shall apply with the exception of the Tenant’s obligation to pay Basic Rent or Additional Rent, except for utilities, which the Tenant shall be required to pay. Upon the Tenant, acting reasonably, commencing to operate in all or part of the 12th floor of the Floors 12 – 13 Premises until the Floors 12 – 13 Commencement Date, the Tenant shall be responsible for payment of Rent with the exception of Basic Rent on half of the Rentable Area of the Floors 12 – 13 Premises as defined under this Lease. Upon the Tenant commencing to operate in all or in part of the 13th floor of the Floors 12 – 13 Premises and until the Floors 12 – 13 Commencement Date, the Tenant shall be responsible for payment of Rent with the exception of Basic Rent on the total Rentable Area of the Floors 12 – 13 Premises as defined under this Lease.

25.	Tenant’s Work and Tenant Inducement (Floors 12 – 13 Premises)

The Floors 12 – 13 Premises shall be accepted by the Tenant on an “as is” basis and the Landlord shall not be required to do any work in respect thereof prior to delivering possession of the Floors 12 -13 Premises to the Tenant. Any installations, removals, alterations, additions, partitions, repairs or improvements which are necessary to enable the Tenant to carry on its business in the Floors 12 – 13 Premises (the “ Floors 12 – 13 Tenant’s Work”) shall be made, erected or installed at the sole cost of the Tenant, subject as hereinafter provided, and subject to and in accordance with the provisions of Article 7.00 of this Lease respecting alterations to the Leased Premises. The Tenant shall be permitted access to the Floors 12 – 13 Premises for the purpose of permitting a Landlord approved contractor (which for certainty, includes Lake Partnership Inc.) to carry out the Floors 12 – 13 Tenant’s Work upon completion of all of the following: (i) execution and delivery of the lease amending agreement dated the 23rd day of January, 2015; (ii) delivery to the Landlord of any Security Deposit or other form of security provided for herein; and (iii) delivery to the Landlord of an insurance certificate evidencing fulfillment of the Tenant’s insurance requirements pursuant to the terms of this Lease, and thereafter to commence its business operations in the Floors 12 – 13 Premises. As of the date on which the Tenant is granted such access and thereafter during Term, all of the terms and conditions of this Lease shall apply to and bind the Tenant.

The Landlord shall pay to the Tenant, an amount equal to the product obtained by multiplying the sum of $30.00 by the Rentable Area of the Floors 12 – 13 Premises expressed in square feet, plus Sales Taxes (the “Floors 12 – 13 Inducement”). The Floors 12 – 13 Inducement shall not be due and payable by the Landlord until after the occurrence or completion of all of the following:

(a) delivery to the Landlord of the following; (i) execution and delivery of the lease amendment agreement dated the 23rd day of January, 2015 ; and (ii) delivery to the Landlord of an insurance certificate evidencing fulfillment of the Tenant’s insurance requirements pursuant to the terms of this Lease;

(b) Floors 12 – 13 Commencement Date;

(c) completion of all Tenant’s work in respect of the Floors 12 – 13 Premises in accordance with the terms of this Lease;

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(d) commencement by the Tenant of the conduct of its business in the Floors 12 – 13 Premises;

(e) delivery to the Landlord of the following:

(i) a statutory declaration of an officer of the contractor which performed the Tenant’s work that the contract under which such work was performed has been completed or abandoned, as those terms are defined under the current Construction Lien Act or its equivalent (the “Act”);

and one of:

(ii) declarations of last supply in the form prescribed in the Act given by officers of all of the sub-contractors employed by the contractor in its performance of the Tenant’s work in respect of the Floors 12 – 13 Premises;

or

(iii) a certificate of completion in the form prescribed in the Act in respect of the sub-contract of each sub-contractor employed by the contractor that has performed the Tenant’s work in respect of the Floors 12 – 13 Premises, together with evidence of delivery of a copy of such certificate to the sub-contractor in respect of whose sub-contract it was given;

(f) the expiry of the periods pursuant to the Act within which workers, contractors or suppliers of material or services in connection with completion of the Tenant’s work in respect of the Floors 12 – 13 Premises may file a claim for lien for unpaid work or service performed or material supplied, provided no claim for lien for unpaid work or service performed or material supplied has been filed and, if such liens have been filed, then only upon such liens and any certificates of action being discharged and vacated;

(g) the delivery to the Landlord of a current certificate or proof of payment of workers’ compensation assessments for all Tenant’s contractors and sub-contractors; and

(h) receipted and paid invoices, totalling not less than the Floors 12 – 13 Inducement, verifying the actual cost of installing the Tenant’s permanently affixed leasehold improvements in the Floors 12 – 13 Premises, it being understood and agreed that, if such invoices total less than the Floors 12 – 13 Inducement, the Tenant shall not be entitled to payment of, or a credit for, the difference between the total of the invoices and the Inducement.

((a) through (h) collectively the “Tenant’s Deliverables”).

Further, the Floors 12 – 13 Inducement shall not be due and payable if, at the time it is otherwise payable: (i) the Tenant is in default beyond any applicable cure period under this Lease; (ii) the Landlord has re-entered or become entitled to do so; (iii) the Landlord has distrained; (iv) the Tenant has become bankrupt; or (v) any right, title or interest in the Floors 12 – 13 Inducement has been assigned, voluntarily or otherwise, to anyone other than the Tenant or a Permitted Transferee or another Transferee otherwise approved in accordance with the terms of this Lease.

At the time the Floors 12 – 13 Inducement is paid or credited to the Tenant or at any time thereafter, upon request by the Landlord, the Tenant shall execute and deliver to the Landlord a written acknowledgement in a form satisfactory to the Landlord that the Floors 12 – 13 Inducement has been so paid and credited and that all of the Landlord’s obligations under this provision have been fully performed and thereafter this Lease shall be deemed to have been amended by deleting this provision therefrom.

26.	Credits for Landlord’s Work (Floors 12 – 13 Premises)

Upon commencement by the Tenant of the conduct of its business in the whole of the Floors 12 – 13 Premises, the Landlord shall provide a credit to the Tenant in the amount of $8.77 per square foot of the Rentable Area of the Floors 12 – 13 Premises.

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27.	Location of Exterior Building Sign

The approximate location of the Exterior Building Sign is shown circled in the image immediately below.

”

Limitation of Recourse - The parties acknowledge and agree that, if the Landlord is Morguard Real Estate Investment Trust (“MREIT”), the obligations of MREIT hereunder and under all documents delivered pursuant hereto (and all documents to which this document may be pursuant) or which give effect to, or amend or supplement, the terms of the Lease or this agreement, as the case may be, are not personally binding upon any trustee thereof, any registered or beneficial holder of units (a “Unitholder”) or any annuitant under a plan of which a Unitholder acts as a trustee or carrier, or any officers, employees or agents of MREIT and resort shall not be had to, nor shall recourse or satisfaction be sought from, any of the foregoing or the private property of any of the foregoing, but the Project only shall be bound by such obligations and recourse or satisfaction may only be sought from the revenue of the Project.

Lease Remains in Force - Except with respect to the amendments contained herein, all other terms and conditions contained in the Lease shall remain unamended and in full force and effect.

Binding Effect - This agreement shall enure to the benefit of and be binding upon the successors and assigns of the Landlord and the heirs, executors and administrators and the permitted successors and assigns of the Tenant.

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Privacy - As agent for the Landlord, Morguard Investments Limited (“Morguard”) is committed to maintaining the security and confidentiality of personal information in accordance with applicable privacy legislation and our privacy policy. By signing this Lease Amendment Agreement, you are consenting to Morguard collecting, using and disclosing your personal information in order to identify and communicate with you, for such other purposes as may be necessary in order to enter into a landlord and tenant relationship with you and for any other purposes where you consent or where such collection, use or disclosures is permitted or required by law. For further information regarding Morguard’s personal information handling practices, please refer to Morguard’s privacy policy at www.morguard.com.

IN WITNESS WHEREOF the parties hereto have executed this agreement as of the date first above written.

LANDLORD:
MORGUARD PERFORMANCE COURT LIMITED

		By:	/s/ Beverley G. Flynn
Name: Beverley G. Flynn
Title: Secretary c/s

		By:	/s/ Robert D. Wright
Name: Robert D. Wright
Title: Vice President

I/We have authority to bind the corporation

TENANT:
SHOPIFY INC.
WITNESS to signature of Tenant:

Signature:	/s/ Eric Van Hofwegen		By:	/s/ Russell Jones
			Name:	Russell Jones
Print Name:	Eric Van Hofwegen		Title:	CFO c/s
Address:	165 Pretoria
	Ottawa, Ont.		I/We have authority to bind the corporation

Occupation:	Real Estate Broker

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12th Floor

A-7

13th Floor

A-8